Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) between Avadim Technologies Inc. (the “Company”), and Steve Woody (the “Executive”) is effective as of July 1, 2015 (the “Effective Date”).

WITNESSETH:

WHEREAS, the Executive is employed by the Company as the Chief Executive Officer of the Company pursuant to an Employment Agreement dated February 15, 2014 (the “Prior Agreement”);

WHEREAS, the Company wishes to continue the Executive’s employment and the Executive wishes to accept such continued employment, subject to the terms and conditions hereinafter set forth, which shall from and after the Effective Date supersede and negate all previous agreements and understandings with respect to such relationship, including the Prior Agreement;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. EMPLOYMENT TERM. The Company shall employ the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, until the termination of the Executive’s employment in accordance with Section 11 below, as applicable (the “Employment Term”). The Executive shall be employed at-will, meaning that either the Company or the Executive may terminate this Agreement and the Executive’s employment at any time, for any reason or no reason, with or without Cause, without liability to the other save for wages earned through the effective date of termination and severance compensation provided in Section 12, as applicable.

2. POSITION & DUTIES. During the Employment Term, the Executive shall serve as the Company’s Chief Executive Officer. As Chief Executive Officer, the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Company’s Board of Directors (the “Board”) shall designate that are consistent with the Executive’s position as Chief Executive Officer. During the Employment Term, the Executive shall use his best efforts to perform faithfully and efficiently the duties and responsibilities assigned to the Executive hereunder and devote a plurality of the Executive’s business time (excluding periods of vacation and other approved leaves of absence) to the performance of the Executive’s duties with the Company. The Executive shall report to the Board.

3. LOCATION. Unless the parties otherwise agree in writing, at all times during the Employment Term, the Executive’s principal place of business for performance of the services under this Agreement shall be at the Company’s Asheville offices, provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations (domestic and international) in connection with the Company’s business.

4. BASE SALARY. The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of $240,000, payable in accordance with the regular payroll practices of the Company. The Executive’s Base Salary will increase to an annual rate of $300,000 on July I, 2016 and to an annual rate of $360,000 on July 1, 2017 and thereafter may be subject to further increase from time to time at the discretion of the Board. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

5. BONUSES. Executive will be entitled to participate in the Company’s performance-based bonus program at a bonus level commensurate with Executive’s position in the Company as determined by the Board in accordance with the terms of the applicable bonus program. Executive’s target annual bonus under such program shall be 50% to 100% of Executive’s Base Salary in effect at the end of the year to which the given bonus relates (the “Annual Bonus”). For the year ending December 31, 2015, the Annual Bonus will be calculated as follows: (a) in the event that the Company’s gross revenues for the year ending December 31, 2015 exceed $3 million but are less than $4 million, Executive will be entitled to an Annual Bonus equal to 50% of Executive’s Base Salary, or (b) in the event that the Company’s gross revenues for the year ending December 31, 2015 exceed $4 million, Executive will be entitled to an Annual Bonus equal to 100% of Executive’s Base Salary. Thereafter, the actual amount of the Annual Bonus for a given year will be determined by the Board pursuant to the applicable program and the attainment of the Company’s targets and/or individual performance metrics. The metrics upon which any performance-based bonus and bonus program are based (which may include qualitative and/or quantitative Company and/or individual performance metrics) and corresponding bonus levels shall be reviewed and may be modified and set annually by the Board in its sole discretion and subject to and commensurate with the Board’s approval of the annual operations budget for the Company. Annual Bonuses (if any) will be payable in a single lump-sum in cash within 15 days of the end of the calendar year to which such bonus relates. In addition, the Executive will be entitled to receive a bonus of $150,000 if and when the Company completes an initial public offering and listing on a nationally recognized stock exchange, payable within 15 days of closing of the initial public offering. At whatever time paid, bonuses paid to Executive will be paid, less any required taxes and withholding, if any, in accordance with applicable regulations.

6. INCENTIVE AWARDS. The Executive was granted 550,000 incentive stock options to purchase shares of the Company’s common stock under the Company’s August 2014 Stock Incentive Plan (as amended or replaced from time to time, the “Plan”). Such options remain subject to the terms and conditions of the Plan, and that certain Award Agreement dated November 19, 2014. The Executive will be eligible to receive from time-to-time additional long-term equity incentive grants, including, stock options, restricted stock or other stock-based awards, as determined in the discretion of the Compensation Committee of the Board or the Board. Without limiting the foregoing, the Company will, within 60 days of the Effective Date, grant the Executive 300,000 incentive stock options at an exercise price not less than the minimum price permitted under the Plan as reasonably determined by the Compensation Committee of the Board or the Board with a term of five years from the date of grant, subject to earlier termination in accordance with the terms of the Plan, which incentive stock options will be subject to the following vesting provisions: (a) 100,000 incentive stock options will vest upon the Company delivering audited financial statements showing annual revenue of at least $3,000,000, (b) 100,000 incentive stock options will vest upon the Company delivering audited financial statements showing annual revenue of at least $4,000,000, and (c) 100,000 incentive stock options will vest upon the Company delivering audited financial statements showing annual revenue of at least $10,000,000. The Executive will be permitted to exercise incentive stock options on a cashless basis, subject to the terms of the Plan.

7. BENEFITS AND EXPENSES.

(a) BENEFIT PLANS. The Executive shall, in accordance with Company policy and the terms of the applicable Company benefit plan documents, be eligible to participate in any benefit plan or arrangement, including health, dental, life and disability insurance, retirement plans and the like, that may be in effect from time to time and made available to employees of the Company’s. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any of the Company’s benefit plans on a Company-wide basis in its sole discretion, provided that the Executive shall at all times during the Employment Term be entitled to coverage for health and dental insurance. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

(b) VACATION. The Executive may take vacation at such times and intervals as are consistent with the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time. The Executive will be entitled to six weeks of paid holidays per calendar year to be taken in accordance with the Company’s holiday schedule and policy.

2.

(c) GENERAL EXPENSE REIMBURSEMENTS. The Company will reimburse the Executive for all reasonable business expenses that the Executive incurs in performing the services hereunder pursuant to the Company’s usual expense reimbursement policies and practices, following submission by the Executive of reasonable documentation thereof. All reimbursements provided under this Agreement shall be made in accordance with the requirements of Section 409A (as defined below) to the extent that such reimbursements are subject to Section 409A, including, as applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employment Term, (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

8. CONFIDENTIALITY; RETURN OF PROPERTY.

(a) CONFIDENTIAL INFORMATION. Executive acknowledges that the continued success of the Company depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future shall be referred to herein as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company’s current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data obtained by Executive during the course of Executive’s performance under this Agreement concerning the business and affairs of the Company and/or during any prior employment with the Company and/or any of its predecessors, information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which Executive becomes aware through Executive’s employment with the Company, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them, product research and development, product formulations, and product formulation techniques and processes, as well as development, transition and transformation plans, methodologies and methods of doing business, all trade secrets, intellectual property, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and information, locations of sales representatives, new and existing programs and services, prices and terms, customer service, support and equipment. Therefore, Executive agrees that Executive shall only use such Confidential Information as may be required on behalf of the Company in connection with Executive’s performance under this Agreement and solely in the best interests of the Company and that Executive shall not disclose to or for the benefit of any unauthorized person or for Executive’s use for Executive’s own account any of such Confidential Information without the prior approval of the Board, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions, or (ii) is required to be disclosed pursuant to any applicable law or court order.

(b) THIRD PARTY INFORMATION. Executive understands that the Company will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Executive’s employment with the Company and thereafter, and without in any way limiting the provisions of Section 8(a) above, Executive will only use Third Party Information in connection with Executive’s performance under this Agreement, will hold Third Party Information in the strictest confidence, and will not disclose Third Party Information to anyone other than personnel of the Company who need to know such information in connection with their work for the Company or as otherwise directed by the Board.

(c) MANDATORY DISCLOSURE. In the event Executive is requested or compelled by court order, decree, subpoena or other process or requirement of law to disclose Confidential Information or Third Party Information, Executive shall to the extent permissible and practicable under the circumstances provide reasonably prompt written notice (unless such notice is prohibited by law) to the Company of any such requirement so that the Company may, at its option and expense, seek a protective order or other appropriate remedy. Executive agrees to cooperate with the Company in any such

3.

proceeding, at the expense of the Company, provided that the foregoing shall not be construed to require Executive to undertake litigation or other legal proceedings on its own behalf. In the event that such protective order or other remedy is not obtained, Executive agrees to furnish only that portion of the confidential information which Executive is advised by Executive’s own counsel should be disclosed and, at the Company’s expense, to use reasonable efforts to obtain assurance that confidential treatment will be accorded the information.

(d) RETURN OF INFORMATION AND PROPERTY. Upon termination of Executive’s employment, or at any other time as the Company may request in writing, Executive agrees to deliver to the Company any and all property of the Company and any and all documents, materials, data and information (in whatever form, whether hardcopy, electronic or otherwise, and in whatever medium) relating to the business of the Company, including without limitation all such items that constitute or contain Confidential Information, documents, computer files, keys, corporate credit cards and company provided computers, automobiles or other equipment. All such property will be returned promptly and in good condition except for normal wear.

9. IDEAS, CONCEPTS, INVENTIONS AND OTHER INTELLECTUAL PROPERTY. All business ideas and concepts and all inventions, improvements, developments and other intellectual property made or conceived by Executive, either solely or in collaboration with others, during the course of Executive’s performance under this Agreement and/or during any prior employment with the Company and/or any of its predecessors, whether or not during working hours, and relating to the business or any aspect of the business of the Company or to any business or product the Company is actively planning to enter or develop, shall become and remain the exclusive property of the Company, and the Company’s successors and assigns. Executive shall disclose promptly in writing to the Company all such inventions, improvements, developments and other intellectual property, and will cooperate in confirming, protecting, and obtaining legal protection of the Company’s ownership rights. Executive’s commitments in this Section 9 will continue in effect after termination of Executive’s employment as to ideas, concepts, inventions, improvements and developments, and other intellectual property made or conceived in whole or in part before the termination of the Executive’s employment. Executive represents and warrants that there are no ideas, concept, inventions, improvements, developments, or other intellectual property that Executive invented or conceived before becoming employed by the Company or at any time prior to the Effective Date to which Executive, or any assignee of Executive, now claims title and that are to be excluded from this Agreement.

10. NON-COMPETION; NON-SOLICATION; CONFLICTS.

(a) NON-COMPETITION. Executive will not, during Executive’s employment with the Company and for a period of twelve (12) months immediately thereafter, (i) directly or indirectly compete with the Company, or (ii) be employed by, perform services for, advise or assist, own any interest in or loan or otherwise provide funds to any other business or entity that is engaged (or seeking Executive’s services with a view to becoming engaged) in any Competitive Business. “Competitive Business” means a business that is engaged, directly or indirectly, in the business of developing, manufacturing, marketing, selling and/or distributing (including wholesale distributing) skin care or skin treatment products, including without limitation, skin cleansers and other products designed for infection prevention, products designed to prevent or treat muscle cramping and soreness, and/or any other business or products engaged in by the Company or being actively developed or considered for development by management of the Company. (Each of the products referenced in the preceding sentence is referred to herein as a “Competitive Product”). The foregoing restrictions in this Section 10(a) shall be limited to the United States and any other foreign countries in which the Company, directly or indirectly (including, without limitation, indirectly through sales representatives, distributors, partners, joint ventures, licensees, or the internet/on-line) sells, offers, markets, develops, produces, manufactures, promotes, provides, distributes, or solicits business for its products at any time during the Executive’s employment with the Company.

4.

(b) NON-SOLICITATION. Executive will not during Executive’s employment with the Company and for a period of twelve (12) months thereafter, directly or indirectly, (i) solicit, encourage or induce, or attempt to solicit, encourage or induce, any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company at any time within one month of the Executive’s termination of employment with the Company, or (iii) (A) solicit, encourage or induce, or attempt to solicit, encourage or induce, any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, (B) solicit, or attempt to solicit, the business or patronage of any such customer, supplier, licensee, franchisee or other business relation of the Company in connection with any Competitive Product, or (C) in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or other business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company). For purposes of this paragraph 10(b), the term “employee” shall include consultants and independent contractors of the Company,

(c) EXCEPTIONS. Nothing in this Section 10 prohibits Executive from being a passive owner of not more than 3% of any class of securities of a publicly traded entity (or any amount of any class of securities of the Company), provided that Executive does not engage in any other activity prohibited by this Section 10 or any other provision of this Agreement.

(d) CONFLICTS OF INTEREST. During Executive’s employment, Executive will not acquire any financial interest in, accept gifts or favors from, or establish any relationship other than on behalf of the Company with, any customer, supplier, distributor, or other person who does or seeks to do business with the Company, unless Executive has disclosed the financial interest, gift, favor, or relationship to the Board in writing and has received written approval for that activity or transaction; provided, however, that this restriction does not apply to casual and normal social/business relationships that do not involve exchange of money, gifts or favors other than normal business expenditures such as lunches or event attendance without significant cost. If any member of Executive’s family engages or proposes to engage in any relationship or activity that would be covered by the preceding sentence if engaged in by Executive, Executive will immediately disclose that proposed or actual relationship or activity as provided above.

(e) REASONABLENESS OF RESTRICTIONS; ENFORCEMENT AND REMEDIES. Executive understands that the obligations, covenants and restrictions contained in Sections 8, 9 and 10 of this Agreement are intended to protect the Company’s interests in its Confidential Information, customer and business relationships, goodwill, and employee training and relationships, and agrees that such obligations and restrictions (and the scope of precluded activities, geographic scope and duration thereof) are necessary, reasonable and appropriate for this purpose. Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Executive of Executive’s promises set forth in Sections 8, 9 and/or 10, that the Company would be irreparably harmed by such breach, and that, in any event, money damages would be an inadequate remedy for any such breach. Executive further acknowledges and agrees that (i) without the restrictions set forth in Sections 8, 9 and 10, Executive would be in a position to compete unfairly with the Company, and (ii) Executive’s education and experience are such that the restrictions set forth in Sections 8, 9 and 10 will not interfere with Executive’s ability to earn a livelihood. Accordingly, Executive agrees and consents that the Company (or, for avoidance of doubt, its successors and assigns) shall be entitled to temporary, preliminary and permanent injunctive relief, specific performance, and/or other appropriate equitable relief (in addition to all other remedies it may have for damages or otherwise, in law or in equity) to restrain any such breach or threatened breach without showing or proving any actual damage to the Company (or, if applicable, successors or assigns) and without posting a bond or other security; and the Company (or, if applicable, its successors and assigns) shall be entitled to an award of its attorneys’ fees and costs incurred in enforcing any of the Executive’s obligations and restrictions under Sections 8, 9 and/or 10 of this Agreement.

(f) AFFLIATES AND SUCCESORS. For purposes of Sections 8, 9 and 10 of this Agreement, references to the “Company” shall include, individually and collectively, the Company and its Affiliates and its/their respective successors and assigns.

5.

11. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon the 30th day following the Executive’s receipt of notice of the Company’s termination due to Disability (as defined in this Section); provided that, the Executive has not returned to full-time performance of his duties within thirty (30) days after receipt of such notice. If the Company determines in good faith that the Executive’s Disability has occurred during the term of this Agreement, it will give the Executive written notice of its intention to terminate his employment. For purposes of this Agreement, “Disability” shall occur when the Board determines that the Executive has become physically or mentally incapable of performing the essential functions of his job duties under this Agreement with or without reasonable accommodation, for ninety (90) consecutive days or one hundred twenty (120) nonconsecutive days in any twelve (12) month period. For purposes of this Section, at the Company’s request, the Executive agrees to make himself available and to cooperate in a reasonable examination by an independent qualified physician selected by the Board.

(b) DEATH. Automatically on the date of death of the Executive.

(c) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. For purposes of this Agreement, “Cause” shall mean, as determined by the Board in good faith and using its reasonable judgment: (i) the Executive’s willful failure to perform, or gross negligence in the performance of, his material duties and responsibilities to the Company or its affiliates; (ii) material breach by the Executive of any provision of this Agreement or any other material, written agreement with the Company or any of its affiliates which is not remedied within thirty (30) days of written notice thereof; (iii) fraud, embezzlement or other dishonesty with respect to the Company or any of its affiliates, taken as a whole, which, in the case of such other dishonesty, causes or could reasonably be expected to cause material harm to the Company or any of its affiliates, taken as a whole; (iv) refusal to follow or implement a clear and reasonable directive of the Company; or (v) any conduct by the Executive which constitutes a felony or of any other crime involving fraud, dishonesty or moral turpitude.

(d) WITHOUT CAUSE. Upon written notice by the Company to the Executive of an involuntary termination without Cause and other than due to death or Disability.

(e) WITH GOOD REASON. Upon Executive’s notice following the end of the Cure Period (as defined in this Section). For purposes of this Agreement, “Good Reason” for the Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent: (i) a material reduction in the Executive’s duties, authority or responsibilities relative to the Executive’s duties, authority, and responsibilities in effect immediately prior to such reduction; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself result in a diminution of Executive’s position; or (ii) the relocation of the Executive’s principal place of employment, without the Executive’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; provided, however, that, any such termination by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) the Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

(f) WITHOUT GOOD REASON. Upon the expiration of the Transition Period (as defined in this Section) unless otherwise provided by the Company as provided herein. The Executive shall provide two (2) weeks’ prior written notice (the “Transition Period”) to the Company of the Executive’s intended termination of employment without Good Reason (“Voluntary Termination”). During the Transition Period, the Executive shall assist and advise the Company in any transition of business, customers, prospects, projects and strategic planning, and the Company shall continue to pay the Executive’s Base Salary and benefits through the end of the Transition Period. The Company may, in its sole discretion, upon five (5) days prior written notice to the Executive, make such termination of employment effective earlier than the expiration of the Transition Period, which shall not constitute a termination without Cause as described in Section 10(d).

6.

12. CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates as may be in effect from time to time. Subject to satisfaction of each of the conditions set forth in Section 13, the following amounts and benefits shall be due to the Executive. Any Accrued Amounts (as defined in Section 12(a)) shall be payable on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law.

(a) DISABILITY. Upon employment termination due to Disability, the Company shall pay or provide the Executive: (i) any unpaid Base Salary through the date of termination and any accrued vacation or paid time off; (ii) any earned but unpaid bonuses, including any bonus for the prior calendar year if not yet paid and a pro rata bonus for the calendar year in which such termination occurs, equal to the bonus Executive would have received to the extent all criteria for such a bonus have been met for the calendar year of said termination multiplied by a fraction, the numerator of which is the number of days in such year preceding and including the date of termination, and the denominator of which is 365, in each case as determined by the Board in accordance with the Company’s bonus program; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; and (iv) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or perquisite plan or program or grant or this Agreement, including but not limited to any applicable insurance benefits (collectively, “Accrued Amounts”). In addition, the Executive and the Executive’s qualified beneficiaries, if participating in the Company’s health insurance and dental insurance plans immediately prior to termination pursuant to this Section 12(a), shall be entitled to elect continuation coverage at the Company’s expense for a period of three years from the date of termination, in accordance with and subject to the terms, conditions and requirements of applicable laws.

(b) DEATH. In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts, including but not limited to proceeds from any Company sponsored life insurance programs. In addition, the Executive and the Executive’s qualified beneficiaries, if participating in the Company’s health insurance and dental insurance plans immediately prior to termination pursuant to this Section 12(b), shall be entitled to elect continuation coverage at the Company’s expense for a period of two years from the date of termination, in accordance with and subject to the terms, conditions and requirements of applicable laws.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts only, and shall not be obligated to make any additional payments to the Executive.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Executive’s employment by the Company is terminated by the Company without Cause (and not due to Disability or death) or by the Executive for Good Reason, then the Company shall pay or provide the Executive with the Accrued Amounts and, subject to compliance with Section 13, an amount equal to (i) twenty four (24) months of the Executive’s Base Salary, calculated based on the Executive’s Base Salary as in effect immediately preceding the last day of the Employment Term, plus (ii) the amount of the Executive’s Annual Bonus for the prior calendar year, which shall be payable on the Company’s next regular payroll date. In addition, the Company shall provide that all outstanding unvested equity awards granted to the Executive shall become fully vested. In addition, the Executive and the Executive’s qualified beneficiaries, if participating in the Company’s health insurance and dental insurance plans immediately prior to termination pursuant to this Section 12(a), shall be entitled to elect continuation coverage at the Company’s expense, and the Company shall continue to pay the Executive’s life and disability insurance premiums, for a period of two years from the date of termination, in accordance with and subject to the terms, conditions and requirements of applicable laws.

7.

(e) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON IN CONNECTION WITH A CHANGE IN CONTROL. If the Executive’s employment is terminated by the Company without Cause (and not due to Disability or death) or by the Executive for Good Reason within thirty (30) days immediately prior to a Change in Control (as defined below), or within twelve (12) months immediately following a Change in Control, then the Company shall pay or provide the Executive with the Accrued Amounts and subject to compliance with Section 13, plus an amount equal to (i) twenty four (24) months of the Executive’s Base Salary as in effect immediately preceding the last day of the Employment Term, plus (ii) the amount of the Executive’s Annual Bonus for the prior calendar year, and such amounts will be payable immediately upon the completion of the Change in Control, subject to compliance with Section 13. In addition, the Executive and the Executive’s qualified beneficiaries, if participating in the Company’s health insurance and dental insurance plans immediately prior to termination, shall be entitled to elect continuation coverage at the Company’s expense, and the Company shall continue to pay the Executive’s life and disability insurance premiums, for a period of two years from the date of termination, in accordance with and subject to the terms, conditions and requirements of applicable laws. In addition, the Company shall provide that all outstanding unvested equity awards granted to the Executive shall become fully vested. For purposes of this Agreement, “Change of Control” shall mean (i) a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than forty percent (40%) of the total combined voting power of the voting securities of the successor Company are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, (ii) any stockholder-approved transfer or other disposition of all or substantially all of the Company’s assets, (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule I3d-3 of the Securities Exchange Act of 1934) of securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders, (iv) any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, or (v) a change in the composition of the Board over a period of 36 months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are member of the Board who either (A) have been Board members continuously for a period of at least 24 months, or (B) have been Board members for less than 24 months and were appointed or nominated for election as Board members by at least a majority of the Board members described in clause (A) who were still in office at the time such appointment or nomination was approved by the Board. In no event, however, shall a Change in Control be deemed to occur in connection with any public offering of the Company’s common stock.

13. CONDITIONS. Any payments or benefits made or provided pursuant to Section 12 (other than Accrued Amounts) are subject to the Executive’s:

(a) delivery to the Company of an executed waiver and general release of any and all known and unknown claims, and other provisions and covenants, in the form acceptable to the Company (which shall be delivered to the Executive within five (5) business days following the termination date) (the “General Release”) within 21 days of presentation thereof by the Company to the Executive (or a longer period of time if required by law), and permitting the General Release to become effective in accordance with its terms; and

(b) delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company and its affiliates effective as of the termination date.

Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement (other than Accrued Amounts) shall not be due until after the expiration of any revocation period applicable to the General Release without the Executive having revoked such General Release, and any such amounts shall be paid or commence being paid to the Executive within fifteen (15) days of the expiration of such revocation period without the occurrence of a revocation by the Executive (or such later date as may be required under Section 20 of this Agreement). Nevertheless (and regardless of whether the General Release has been executed by the Executive), upon any termination of the Executive’s employment, the Executive shall be entitled to receive any Accrued Amounts, payable after the date of

8.

termination in accordance with the Company’s applicable plan, program, policy or payroll procedures. Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A (as defined below), and the period during which the Executive may sign the General Release begins in one calendar year and the first payroll date following the period during which the Executive may sign the General Release occurs in the following calendar year, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year.

14. PRIOR AGREEMENT. This Agreement shall be effective immediately and shall govern the relationship between the Executive and the Company from and after the Effective Date, and, as of the Effective Date, supersedes and negates all previous agreements and understandings with respect to such relationship, including the Prior Agreement, and the Prior Agreement is hereby terminated effective as of the Effective Date. For greater certainty, Executive does not waive any amounts payable to the Executive under the Prior Agreement relating to services performed prior to the Effective Date which shall remain owing to the Executive in accordance with the terms of the Prior Agreement.

15. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor or assign of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

16. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (c) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Avadim Technologies, Inc.

Attn: President

81 Thompson Street

Asheville, NC 2880

If to the Executive:

To the most recent address of the Executive set forth in the personnel records of the Company.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. If there is any inconsistency between this Agreement and any other agreement, plan, program, policy or practice (collectively, “Other Provision”) of the Company the terms of this Agreement shall control over such Other Provision.

18. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

9.

19. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

20. SECTION 409A.

(a) Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until the Executive has a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”). Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and the Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after the Executive’s separation from service, or (ii) the Executive’s death. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption.

(b) It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

21. REPRESENTATIONS. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms and that the Executive is not a party to any agreement or understanding, written or oral, which could prevent the Executive from entering into this Agreement or performing all of the Executive’s obligations hereunder. The Executive further represents and warrants that he has been advised to consult with an attorney and that he has been represented by the attorney of his choosing during the negotiation of this Agreement, that he has consulted with his attorney before executing this Agreement, that he has carefully read and fully understand all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

22. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

23. SURVIVAL. The respective obligations of, and benefits afforded to, the Company and the Executive which by their express terms or clear intent survive termination of the Executive’s employment with the Company, including, without limitation, the provisions of Sections 8 through 10 and 12 through 28, inclusive of this Agreement, will survive termination of the Executive’s employment with the Company, and will remain in full force and effect according to their terms.

24. AGREEMENT OF THE PARTIES. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Neither the Executive nor the Company shall be entitled to any presumption in connection with any determination made hereunder in connection with any arbitration, judicial or administrative proceeding relating to or arising under this Agreement.

10.

25. INTEGRATION. This Agreement contains the complete, final and exclusive agreement of the parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the parties, including but not limited to the employment agreement between the Executive and the Company dated February 15, 2014.

26. AMENDMENT. This Agreement cannot be amended or modified except by a written agreement signed by the Executive and a duly authorized director or officer of the Company.

27. WAIVER. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

28. CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of North Carolina without regard to its conflict of laws principles.

11.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

AVADIM TECHNOLOGIES INC.

By:	/s/ Charles Owen
Charles Owen Director and Member of the Compensation Committee

Date:	8/12/15

STEVE WOODY

/s/ Steve Woody

Date:	8/12/15